As filed with the U.S. Securities and Exchange Commission on  March 3 , 2015
Registration Statement No. 333-  201753

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT No. 1 to
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDIA GLOBALIZATION CAPITAL, INC.
 (Exact name of registrant as specified in its charter)

Maryland	20-2760393
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4336 Montgomery Avenue
Bethesda, Maryland 20814
Tel.: (301) 983-0998
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ram Mukunda
President and Chief Executive Officer
India Globalization Capital, Inc.
4336 Montgomery Avenue
Bethesda, Maryland 20814
Tel.: (301) 983-0998
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Tel.: (212) 451-2300
Fax: (212) 451-2222

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated March 3 , 2015

1,200,000 shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholder identified in this prospectus, and any of its pledgees, donees, transferees or other successors in interest, of up to 1,200,000 shares of common stock of India Globalization Capital, Inc. We are filing the registration statement (of which this prospectus is a part) at this time to fulfill contractual obligations to do so, which we undertook at the time of the original issuance of the shares described in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

We have agreed to pay all legal, accounting, registration and related fees and expenses in connection with the registration of these shares and to indemnify the selling stockholder against all losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, in connection with any misrepresentation made by us in this prospectus. The selling stockholder will pay all underwriting discounts and selling commissions, if any, in connection with the sale of its shares.

The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is listed for trading on the NYSE MKT under the symbol IGC.  The closing price for our common stock on March 2 , 2015, as reported by the NYSE MKT, was $0. 48 per share.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____,  2015

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of common stock.  Our business, financial condition, results of operations and prospects may have changed since such dates.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

About IGC

Overview of Our Business

We are engaged in acquiring, incubating, financing and growing companies in multiple industries and locations.  In India, we engage in trading iron and leasing construction equipment.  In Hong Kong, through a subsidiary, we trade commodities and electronic components.  In the United States, we have interests in indoor vertical farming technology projects that may be converted from growing leafy green vegetables to growing cannabis, when and where it is legal to do so.  We also entered into an agreement to acquire Midtown Partners, LLC, a broker-dealer based in New York City.

Our short-term plans are to drive cash flow by:

•	expanding the equipment rental business to several states in India,

•	expanding the trading business in Hong Kong, and

•	positioning for a leadership position in the legal cannabis industry in the United States.

Our medium-term plans are to acquire companies or management that can help us expand and diversify our assets to some of the areas that we have identified, including legal cannabis.  Our long-term plans are to increase our commitment to our existing leasing business in India, increase our commitment to the trading business in Hong Kong, and increase our commitment to new industries, such as legal cannabis and indoor farming, and eventually decrease our exposure to the iron ore business based in China.

Our strategy for the legal cannabis industry includes positioning the company in areas where we have a strategic advantage and can leverage our international presence.  These strategies include creating a portfolio of marijuana and hemp based patents as well as partnering to create and file for FDA approval of cannabinoid-based drugs for compassionate use.

Historical Background and Corporate Structure

We are a Maryland corporation that was formed in April 2005 for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination.  In March 2006, we completed an initial public offering of our common stock.  In February 2007, we incorporated India Globalization Capital, Mauritius, Limited (“IGC-M”), a wholly-owned subsidiary, under the laws of Mauritius.  In March 2008, we completed acquisitions of interests in two companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Private Limited (“TBL”).  Since March 31, 2013, we beneficially own 100% of TBL after completing the acquisition of the remaining 23.13% of TBL shares that were still owned by the founders of TBL.  The 23.13% of TBL was acquired by IGC-MPL, which is a wholly-owned subsidiary of IGC-M.  TBL shares are held by IGC-M.  TBL is focused on the heavy equipment leasing business.  In October 2014, as per a Memorandum of Settlement with Sricon and related parties, IGC received approximately five acres of land in Nagpur, India, valued at approximately $4 million in exchange for the 22% minority interest we had in Sricon.  The registration formalities for the land are expected to be completed by the end of calendar year 2014.

In February 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading Private Limited (“IGC-IMT”) based in Chennai, India.  IGC-IMT was formed in December 2008, as a privately held start-up company engaged in the business of trading iron ore.  Its current activity is to trade iron ore.  In July 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (“IGC-MPL”) based in Nagpur, India, which conducts our quarrying business, and 100% of IGC Logistics, Private Limited (“IGC-LPL”) based in Nagpur, India, which is involved in the transport and delivery of ore, cement, aggregate and other materials.  Together, these companies carry out our iron ore trading business in India.

In December 2011, we acquired a 95% equity interest in Linxi HeFei Economic and Trade Co., known as Linxi H&F Economic and Trade Co., a People’s Republic of China-based company (“PRC Ironman”), by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company (“HK Ironman”).  Together, PRC Ironman and HK Ironman are referred to as “Ironman.”  The parties are evaluating a number of strategic options with respect to Ironman, including a licensing arrangement, a strategic alliance, dividing the plants and/or terminating the entire arrangement.  As of this filing, we have made no final determination on this matter, but we continue to explore ways to maximize shareholder value.

In January 21, 2013, we incorporated IGC HK Mining and Trading Limited (“IGC-HK”) in Hong Kong.  IGC-HK is a wholly-owned subsidiary of IGC-M.  In September 2014, we changed the subsidiary’s name to IGC Cleantech (“IGC-CT”) to align our resources to fulfill our new ventures.

On May 31, 2014, we completed the acquisition of 51% of the issued and outstanding share capital of Golden Gate Electronics Limited, a corporation organized and existing under the laws of Hong Kong and now known as IGC International (“IGC-INT”).  IGC-INT, headquartered in Hong Kong, operates an e-commerce platform for trading of commodities and electronic components.  The purchase price of the acquisition consisted of up to 1,209,765 shares of our common stock, valued at approximately $1,052,496 on the closing date of the acquisition.

On December 18, 2014, we entered into a Purchase Agreement with Apogee Financial Investments, Inc. (“Apogee”), the previous sole owner of the outstanding membership interests of Midtown Partners & Co., LLC, a Florida limited liability company registered as a broker-dealer under the Securities Exchange Act of 1934 (“Midtown Partners”), and acquired, in an initial closing, 24.9% of the outstanding membership interests in Midtown Partners.  In consideration of the initial membership interests, we issued to Apogee 1,200,000 shares of our common stock (subject to downward adjustment based on certain fourth quarter 2014 financial statement matters).  Following the receipt of all required SEC, FINRA and other regulatory approvals, we have agreed to acquire, in a final closing, the remaining 75.1% of the outstanding membership interests in Midtown Partners in consideration of our issuance to Apogee of an additional 700,000 shares of our common stock (subject to downward adjustment based on certain financial statement matters prior to the final closing).

Our organizational structure is as follows:

Growth and Expansion Strategy

In March 2014, we announced that we have commenced a comprehensive review of potential acquisition candidates as part of our previously stated diversification mandate.  Our Board approved several efforts to increase shareholder value, outlining our growth and expansion strategy as follows:

•
We plan to become a company with diverse businesses where mining, materials and the acquisition of distressed mining assets will be just one of several expected business lines.  We are and have been for some time a company with diverse assets.  We have an equipment leasing business in India and we trade commodities and electronics in Hong Kong.

•
Our Board believes that a business that is only dependent on the sale of iron ore to China is not prudent.  Accordingly, an expansion to other opportunities, some cyclically distressed and some part of the new economy would de-risk our current holdings and drive stockholder value.  We are therefore planning to expand into areas such as legal cannabis and medicinal use of cannabinoids.

Exposure to Legal Cannabis Industry

In addition to our existing interests in indoor vertical farming technology that has the potential to being applied to growing cannabis, our recent acquisition of Midtown Partners, an investment bank and securities brokerage firm that plans to be involved in furnishing investment advice with respect to public companies that engage generally in the business of producing or selling marijuana or offering related products, extends our exposure to the legal cannabis industry. Midtown Partners plans, among other things, to hold broker-dealer conferences inviting companies that are in the hemp and marijuana industry.  These companies are primarily in businesses that are incidental to the cultivation and sale of marijuana.  Pharmaceutical companies, nutraceutical companies, producers of hemp products, HVAC environmental control systems, software for tracking companies and firms that produce lights are all examples of legal businesses that would be invited to the conferences.  These are also companies on which Midtown Partners’ analysts would write research reports and produce industry pieces.  As part of Midtown Partners’ broad financial services business, we expect to position Midtown Partners as the first broker-dealer to focus its consumer segment on equity research, capital markets and investment banking in the emerging legal cannabis industry.

In the face of our business plan and many other companies’ plans, marijuana remains illegal under the federal Controlled Substances Act. It is a schedule-I controlled substance. Even in those jurisdictions in which the production and use of medical marijuana has been legalized at the state level, its prescription is a violation of federal law. The U.S. Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Coop . and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize cannabis, even for medical purposes. Therefore, federal law criminalizing the production and use of marijuana trumps state laws that legalize its production and use for medicinal purposes and, in some cases, recreational purposes. At present, multiple states are continuing to advance their own interests against the federal government by maintaining existing marijuana laws and many other states are reviewing possible legislation in this area. This may be partly because the current presidential administration has made a policy decision to allow states to implement these laws and not prosecute anyone operating in accordance with applicable state law.

Because we and Midtown Partners do not market, sell, dispense, cultivate or produce marijuana or marijuana-related products, we do not believe that we or Midtown Partners will be deemed to be facilitating the sale or distribution of marijuana in violation of the federal Controlled Substances Act or similar state statutes.

Further, because Midtown Partners plans to provide general investment advice that is not intended or designed to facilitate the manufacture or production of cannabis, but instead to provide information concerning the companies that are involved in that industry, we believe that any claim that we or Midtown Partners are aiding or abetting, or being an accessory to, a violation of the Controlled Substances Act or similar state statutes, is unsupportable.

Corporate Information

Our principal executive offices are located at 4336 Montgomery Avenue, Bethesda, Maryland 20814 and our telephone number is (301) 983-0998.  We maintain a corporate website at www.igcinc.us.  The contents of our website are not part of this prospectus and should not be relied upon with respect to this offering.

Unless the context requires otherwise, all references in this report to “IGC,” “we,” “our” and “us” refer to India Globalization Capital, Inc., together with our wholly-owned subsidiaries HK Ironman and IGC-M, as well as our direct and indirect subsidiaries PRC Ironman, TBL, IGC-IMT, IGC-MPL, IGC-LPL, IGC-INT and IGC-CT and PRC Ironman) and Midtown Partners, in which we own a non-controlling interest.

The Offering

Common stock offered by selling stockholder	1,200,000 shares
Common stock outstanding (as of January 22, 2015)	13,795,866 shares
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.
NYSE MKT symbol	IGC

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the following risk factors, you should carefully consider the risks, uncertainties and assumptions discussed in Item 1A. of our annual report on Form 10-K for the fiscal year ended March 31, 2014, and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus.  See “Where You Can Find More Information.”  Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us.  If any of the events anticipated by the risks described occur, our results of operations and financial condition could be adversely affected, which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Related to Our Business and Expansion Strategy

Our diversification strategy depends on our ability to find accretive acquisitions and attract management.

The success of our acquisition and diversification strategy will depend on our ability to identify suitable companies to acquire in attractive industries, to complete those acquisitions on terms that are acceptable to us and in the timeframes and within the budgets we expect, and to thereafter improve the results of operations of the acquired companies and successfully integrate their operations on an accretive basis.  There can be no assurance that we will be successful in any or all of these steps.

We may be unable to continue to scale our operations, make acquisitions or continue as a going concern if we do not successfully raise additional capital.

If we are unable to successfully raise the capital we need we may need to reduce the scope of our businesses to fully satisfy our future short-term liquidity requirements.  If we cannot raise additional capital or reduce the scope of our business, we may be otherwise unable to achieve our goals or continue our operations.  We have incurred losses from operations in our prior two fiscal years and have a lack of liquidity for expansion.  Our business in China depends on the macroeconomic growth of China, which currently appears to signal a slowdown.  We believe that a slowdown in China may adversely affect iron ore prices.  If we are unable to sell iron ore at a reasonable profit, we will shut down the operations and cut our costs.  This will in turn reduce our revenue in the short term.  We may, in order to remain in the business, divert some of our resources to lower margin trading.  While we believe that we will be able to raise the capital we need to continue our operations, there can be no assurances that we will be successful in these efforts or will be able to raise enough capital for planned expansion.

We have a history of operating losses and there can be no assurance that we can again achieve or maintain profitability.

Our short-term focus is to become profitable.  However, there can be no guarantee that our efforts will be successful.  Even if we again achieve profitability, given our dependence on global GDP growth and macroeconomic factors, we may not be able to sustain profitability and our failure to do so would adversely affect our businesses, including our ability to raise additional funds.

We expect to acquire companies and we are subject to evolving and often expensive corporate governance regulations and requirements.  Our failure to adequately adhere to these requirements, and comply with them with regard to acquired companies, some of which may be non-reporting entities, or the failure or circumvention of our controls and procedures could seriously harm our business and affect our status as a reporting company listed on a national securities exchange.

As a public reporting company whose shares are listed for trading on the NYSE MKT, we are subject to various regulations.  Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure on controls and procedures and our internal control over financial reporting.  Our internal controls and procedures may not be able to prevent errors or fraud in the future.  However, we cannot guarantee that we can establish internal controls over financial reporting immediately on companies that we acquire.  Thus, faulty judgments, simple errors or mistakes, or the failure of our personnel to enforce controls over acquired companies or to adhere to established controls and procedures, may make it difficult for us to ensure that the objectives of our control systems are met.  A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our ability to continue as a reporting company listed on a national securities exchange.

We have a limited senior management team size that may hamper our ability to effectively manage a publicly traded company and manage acquisitions and that may harm our business.

Since we operate in several foreign countries, we use consultants, including lawyers and accountants, to help us comply with regulatory requirements on a timely basis.  As we expand, we expect to increase the size of our senior management.  However, we cannot guarantee that in the interim period our senior management can adequately manage the requirements of a public company and the integration of acquisitions, and any failure to do so could lead to the imposition of fines, penalties, harm our business, status as a reporting company and our listing on the NYSE MKT.

We have entered into an agreement to acquire Midtown Partners but may be unable to complete the full transaction if we do not receive FINRA approval.

Although we have entered into a purchase agreement with respect to the Midtown Partners acquisition (see “Prospectus Summary – About IGC; Historical Background and Corporate Structure ”), such acquisition is being accomplished in two steps, with the final closing being subject to the approval of the Financial Industry Regulatory Authority (FINRA), the agency that governs registered broker-dealers and changes in control of them.  There can be no assurance that the Midtown Partners acquisition will be completed so that we will own all of the stock of that company.  In the event that the Midtown Partners acquisition is entirely completed, there can be no assurance that it will prove to be beneficial to us.  The acquisition is likely to require amortization of intangible assets, with a corresponding adverse effect upon our operating results, and subject us to the risks normally associated with being a registered broker-dealer such as highly detailed regulation and oversight.  In the event we are unable to complete the second step of the acquisition, we will be limited to owning only 24.9% of that company and, therefore, the acquisition will subject us to risks associated with being a minority stockholder with limited control.  As a result, this transaction may have a material adverse effect on our business, financial condition and results of operations.  In addition to the specific risks associated with the Midtown Partners acquisition, such acquisition will be subject to general acquisition-related risks discussed more generally in these “Risk Factors.”

Our proposed business expansion is dependent on laws pertaining to various industries including the legal cannabis industry.

We expect to acquire companies and hire management in the niche areas that we have identified.  These include, among others, technology, logistics and specialty pharmacy with a focus on capitalizing on specific niches within these areas such as solar energy, medical marijuana and clean tech.  Entry into any of these areas, including the solar energy market, requires special knowledge of the industry and products.  In the event that we are perceived to be entering the legal cannabis sector, even indirectly or remotely, we could be subject to increased scrutiny by regulators because, among other things, marijuana is a schedule-I controlled substance and is illegal under U.S. federal law.  Our failure to adequately manage the risk associated with these businesses and adequately manage the requirements of the regulators can adversely affect our business, our status as a reporting company and our listing on the NYSE MKT.  Further, any adverse pronouncements from regulators about businesses related to the legal cannabis industry could adversely affect our stock price if we are perceived to be a company in that sector.

I mportant part s of our indoor vertical farming technology and investment banking business es are dependent on laws pertaining to the legal cannabis industry.

Continued development of the cannabis industry depends upon continued legislative authorization of cannabis. While there may be ample public support for legislative authorization, numerous factors impact the legislative process. Any one of these factors could slow or halt use of cannabis in the United States or in other jurisdictions, which would negatively impact our indoor vertical farming technology and investment banking business es .

M any U.S. state laws are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. While we do not intend to harvest, distribute or sell cannabis in the United States, it is unclear whether regulatory authorities in the United States would object to the registration or public offering of securities in the United States by our company, to the status of our company as a reporting company, or even to investors investing in our company if we engage in legal cannabis production and supply pursuant to the laws and authorization of the jurisdiction where the activity takes place. Any such objection or interference could delay indefinitely or increase substantially the costs to access the equity capital markets.

In the event our beliefs stated under “Prospectus Summary – About IGC; Exposure to Legal Cannabis Industry” are incorrect and our business activities are found to violate the federal Controlled Substances Act or similar state statutes due to claims that we unlawfully possessed, distributed or manufactured marijuana, or possibly aided or abetted any such violation, we and potentially our responsible officers may be subject to civil penalties such as fines and criminal penalties including imprisonment, any of which would severely damage our company and its continuing operations.

Our common stock could decrease in value as our business plan depends in large part on the growth of the legal cannabis industry and evolving federal laws.

The business plan of expanding into the legal cannabis industry is predicated on several market and regulatory assumptions.  The size of the legal marijuana market depends almost entirely on whether or not more states will adopt laws to legalize recreational and medical marijuana and whether or not the federal government reschedules marijuana.  If the federal government does not reschedule marijuana in the next several years, our positioning in the industry will deteriorate and the value of our common stock will likely be negatively impacted.  Even if the federal government does reschedule marijuana and all states legalize marijuana, we would subject to intense competition in this industry.

The reputation of Midtown Partners’ analysts could be hurt by association with marijuana companies and the uncertainty of projections in their reports.

Midtown Partners’ analysts are expected to produce research on companies that are in the legal cannabis industry.  Growth projections and estimates will inherently have some assumptions on the timing of potential regulatory actions by state and federal governments.  As it is not possible to predict what the federal government will do with certainty, there is inherent risk to our and Midtown Partners’ reputation, and projections could be called into doubt.  For example, if the FDA never approves any more trials on drugs containing marijuana, companies that Midtown Partners covers will be jeopardized and the market for writing research on these companies will substantially decrease. These factors could adversely impact our business plan.

The legal cannabis industry faces strong opposition.

It is believed by many that large well-funded businesses may have a strong economic opposition to the legal cannabis industry. We believe that the pharmaceutical industry may seek to block competitive products. For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry could make in halting or impeding the legal cannabis industry could have a detrimental impact on our proposed business.

In connection with our indoor farming business, fresh produce may be vulnerable to crop disease and it may be difficult, time consuming and costly to get organic certification.

Indoor farmed fresh produce is still vulnerable to crop diseases, which may vary in severity and effect, depending on the stage of agricultural production at the time of infection and the type of treatment applied. Unfavorable growing conditions caused by these factors can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost. These factors may result in lower sales volume and increased costs due to expenditures for additional agricultural techniques or agrichemicals, the repair of infrastructure, and the replanting of damaged or destroyed crops. In turn this may adversely affect our revenue and profitability.

Organic certification verifies that a farm or handling facility located anywhere in the world complies with the USDA organic regulations and allows us to sell, label, and represent our products as organic. Certification costs may range from a few hundred to several thousand dollars depending on the certifying agent/size, type, and complexity of our operation. Getting the organic certification may be difficult, time consuming and costly to obtain and retain.

Our business is dependent on continuing relationships with clients and strategic partners.

Our business requires developing and maintaining strategic alliances with contractors that undertake turnkey contracts for infrastructure development projects and with government organizations.  The business and our results could be adversely affected if we are unable to maintain continuing relationships and pre-qualified status with key clients and strategic partners.

We may suffer losses resulting from unexpected accidents.

Like other similar companies, our operations may suffer from structural issues such as unusual or unexpected geologic formations or explosive rock failures that may result in accidents that cause property damage and possible personal injuries.  We can give no assurance that industry-related accidents will not occur in the future.  We do not maintain flood or other property insurance covering our properties, equipment, or inventories.  Any losses and liabilities we incur due to unexpected property damage or personal injury could have a material adverse effect on our financial condition and results of operations.

Currency fluctuations may reduce our profitability.

Commodities and electronics are traded in U.S. dollars.  However, the supply side, including logistics in India, is settled in Indian rupees (INR) and RMB in China. Therefore, three currencies are involved in a typical trade.  Fluctuations of one currency relative to the others may adversely affect our profit margins.

Our business relies heavily on our management team and any unexpected loss of key officers may adversely affect our operations.

The continued success of our business is largely dependent on the continued services of our key employees.  The loss of the services of certain key personnel, without adequate replacement, could have an adverse effect on our performance.  Our senior management, as well as the senior management of our subsidiaries, plays a significant role in developing and executing the overall business plan, maintaining client relationships, proprietary processes and technology.  While no one is irreplaceable, the loss of the services of any would be disruptive to our business.

Our quarterly revenue, operating results and profitability will vary.

Factors that may contribute to the variability of quarterly revenue, operating results or profitability include:

•	Fluctuations in revenue due to seasonality such as during the monsoon season in India slow down road building, which results in uneven revenue and operating results over the year;

•	Commencement, completion and delivery of commodities and electronics during any particular quarter;

•	Additions and departures of key personnel; and

•	Strategic decisions made by us and our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments and changes in business strategy.

Restructuring of our holdings in China may result in a charge

We are in the process of evaluating and restructuring our holdings in Inner Mongolia, China. While we have not made a decision, if we restructure our Chinese holdings this may result in a charge in our statement of operations in future periods.

We do not currently have accounting personnel with sufficient experience in maintaining books and records and preparing financial statements in accordance with U.S. GAAP and SEC rules and regulations.

Our accounting personnel are located in Hong Kong, India, China and the United States, primarily near our businesses, and they all do not have sufficient knowledge of and professional experience in maintaining books and records and preparing financial statements in accordance with U.S. GAAP and SEC rules and regulations. This may impact our ability to prepare financial statements and maintain our books and records in accordance with U.S. GAAP, and SEC rules and regulations, which will constitute a material weakness in our internal controls over financial reporting unless rectified.

Material weaknesses in our internal controls and financial reporting, and our lack of accounting personnel with sufficient U.S. GAAP experience may limit our ability to prevent or detect financial misstatements or omissions.  As a result, our financial reports may not always comply with U.S. GAAP and the Accounting Standards Codification.  Any material weakness, misstatement or omission in our financial statements will negatively affect the market, and price of our stock which could result in significant loss to our investors.

We have not previously had a chief financial officer with significant U.S. GAAP or SEC reporting experience. Our strategy to supplement the gap in reporting knowledge or experience is to use the advisory services of experts, some of whom we have already hired and in the process of supplementing. Although we are actively seeking individuals with sufficient knowledge of U.S. GAAP and Accounting Standards Codification and SEC rules and regulations, qualified individuals with necessary language and geographic experience are proving to be difficult to find. Therefore, we may experience “weakness” and potential issues in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act. This “weakness” also includes a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.  Management has identified a weakness relating to our company not having sufficient experienced personnel with the requisite technical skills and working knowledge of the application of U.S. GAAP, particularly with our reporting in China.  Projections of any evaluation of effectiveness to future periods are also subject to the risk that controls may become inadequate because of new acquisitions, changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.  This may result in significant deficiencies or material weaknesses in our internal controls, which could affect the reliability of our financial statements and prevent us from complying with SEC rules and regulations.  Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in achieving either the effectiveness of a registration statement or the development of an active and liquid trading market for our common stock.  To the extent that the market place perceives that we do not have a strong financial staff and financial controls, the market for and price of our stock may be impaired.

We incur costs as a result of operating as a public company.  Our management is required to devote substantial time to new compliance initiatives.  Because we report in U.S. GAAP, we may experience delays in closing our books and records, and delays in the preparation of financial statements and related disclosures.

As part of a public company with substantial operations in foreign countries, we are experiencing an increase in legal, accounting and other expenses.  In addition, the new rules implemented by the SEC and the NYSE MKT have imposed various requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel need to devote a substantial amount of time to these compliance initiatives.  We have completed the testing of internal controls in all our subsidiaries in India and China.  We expect to take actions that include the curtailment of activity whose reporting and compliance costs exceed any present or future shareholder benefit.  We also anticipate installing improved systems and processes. However, we cannot be certain as to the timing or completion of the remediation actions, or their full impact on our operations.  Furthermore, it is difficult to hire personnel in India and China who have sufficient experience with U.S. GAAP and SEC rules and regulations. To compensate, we have hired several competent consultants to help review our internal reporting and disclosures, and to train our Indian and Chinese staff in SEC reporting and U.S. GAAP.  We do not foresee a problem other than the time and increased cost required to hire qualified individuals, complete the training and to implement the improved processes.  However, until then we may experience delays in the preparations of financial statements and related disclosures.

Risks Related to Ownership of Our Common Stock and this Offering

Future sales of common stock by us could cause our stock price to decline and dilute your ownership in our company.

There are currently outstanding warrants to purchase 1,271,373 shares of our common stock and stock options to purchase 130,045 shares of our common stock.  We are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities.  The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by us in the market or the perception that such sales could occur.  If we raise funds by issuing additional securities in the future or the outstanding warrants or stock options to purchase our common stock are exercised, the newly-issued shares will also dilute your percentage ownership in our company.

The market price for our common stock may be volatile.

The trading volume in our common stock may fluctuate and cause significant price variations to occur.  Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results.  Our stock price may fluctuate as a result of a number of events and factors such as those described elsewhere in this “Risk Factors” section, events described in this report, and other factors that are beyond our control.  In addition, the stock market, in general, has historically experienced significant price and volume fluctuations.  Our common stock has also been volatile, with our 52-week price range being at a low of $0.55 and a high of $2.34 per share.  These fluctuations are often unrelated to the operating performance of particular companies.  These broad market fluctuations may cause declines in the market price of our common stock.

Our publicly-filed reports are subject to review by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of our common stock.

The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements, and the SEC is required to undertake a comprehensive review of a company’s reports at least once every three years under the Sarbanes-Oxley Act of 2002.  SEC reviews may be initiated at any time.  We could be required to modify, amend or reformulate information contained in prior filings as a result of an SEC review, as well as state in filings that we have inadequate control or expertise over financial reporting.  Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material and adverse impact on the trading price of our common stock.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future.  Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.  In addition, the terms of our debt agreement prohibits the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.

Maryland anti-takeover provisions and certain anti-takeover effects of our charter and bylaws may inhibit a takeover at a premium price that may be beneficial to our stockholders.

Maryland anti-takeover provisions and certain anti-takeover effects of our charter and bylaws may be utilized, under some circumstances, as a method of discouraging, delaying or preventing a change of control of our company at a premium price that would be beneficial to our stockholders.  For more detailed information about these provisions, please see “Anti-takeover Law, Limitations of Liability and Indemnification” below.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.”  You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us, except to the extent required by U.S. federal securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. The selling stockholder will pay all underwriting discounts, selling commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in connection with the sale of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE MKT listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDER

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of January 22, 2015, the number of shares of common stock covered by this prospectus on behalf of the stockholder and the total number of shares of common stock that the selling stockholder will beneficially own upon completion of the offering.  The selling stockholder acquired its shares of common stock on December 18, 2014 (subject to receiving NYSE-MKT listing approval for such shares) in connection with our acquisition of Midtown Partners & Co., LLC (“Midtown Partners”), as described below.  Other than as set forth in the following table, the selling stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.  This table assumes that the stockholder will offer for sale all of the shares of common stock covered by this prospectus.

The common stock may be offered under this prospectus from time to time by the selling stockholder, or by its pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the selling stockholder, or in our records, as of January 22, 2015, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholder may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

On December 18, 2014, we entered into a Purchase Agreement with Apogee Financial Investments, Inc. (“Apogee”), the previous sole owner of the outstanding membership interests of Midtown Partners, a Florida limited liability company registered as a broker-dealer under the Securities Exchange Act of 1934, and acquired, in an initial closing, 24.9% of the outstanding membership interests in Midtown Partners.  In consideration of the initial membership interests, we issued to Apogee 1,200,000 shares of our common stock (subject to downward adjustment based on certain fourth quarter 2014 financial statement matters).  Following the receipt of all required SEC, FINRA and other regulatory approvals, we have agreed to acquire, in a final closing, the remaining 75.1% of the outstanding membership interests in Midtown Partners in consideration of our issuance to Apogee of an additional 700,000 shares of our common stock (subject to downward adjustment based on certain financial statement matters prior to the final closing).  The 1,200,00 shares of our common stock issued in the initial closing of the transaction are the shares being registered for Apogee in this prospectus.

We have been advised that Apogee is not a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc., but is an affiliate of Midtown Partners, which is a registered broker-dealer.  In Fiscal 2013, Midtown Partners rendered usual investment banking services to us and received fees based on market terms.  In December 2014, Apogee acquired its shares from us in the ordinary course of its business and, at the time of the acquisition of the shares to be resold pursuant to this prospectus, Apogee had no agreements or understandings, directly or indirectly, with any person to distribute the shares.  In connection with any future distribution of such shares, Midtown Partners will not serve as a broker-dealer, underwriter or placement agent and will not receive any commissions or other fees.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

Name and Address of Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Number of Shares Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After the Offering (1) (Number)	Shares of Common Stock Beneficially Owned After the Offering (2) (Percent)
Apogee Financial Investments, Inc. 20711 Sterling Road Land O’Lakes, Florida 34368	1,200,000	(3)	1,200,000	0	*
Total shares offered			1,200,000	0
_____________
*	Less than 1% of outstanding shares.

(1)
We do not know when or in what amounts the selling stockholders may offer shares for sale.  The selling stockholders may not sell any or all of the shares offered by this prospectus.  Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the stockholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	Based on 13,795,866 shares of our common stock outstanding as of January 22, 2015.
(3)
Dale Phillips, as the President and Chief Executive Officer of Apogee Financial Investments, Inc., has sole voting and dispositive power of the shares owned by Apogee Financial offered under this prospectus.

ANTI-TAKEOVER LAW, LIMITATIONS OF LIABILITY AND INDEMNIFICATION

Business Combinations

Under the Maryland General Corporation Law, some business combinations, including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, are prohibited for a period of time and require an extraordinary vote. These transactions include those between a Maryland corporation and the following persons (a “Specified Person”):

•
an interested stockholder, which is defined as any person (other than a subsidiary) who beneficially owns 10% or more of the corporation’s voting stock, or who is an affiliate or an associate of the corporation who, at any time within a two-year period prior to the transaction, was the beneficial owner of 10% or more of the voting power of the corporation’s voting stock; or

•	an affiliate of an interested stockholder.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.  The board of directors of a Maryland corporation also may exempt a person from these business combination restrictions prior to the time the person becomes a Specified Person and may provide that its exemption be subject to compliance with any terms and conditions determined by the board of directors. Transactions between a corporation and a Specified Person are prohibited for five years after the most recent date on which such stockholder becomes a Specified Person. After five years, any business combination must be recommended by the board of directors of the corporation and approved by at least 80% of the votes entitled to be cast by holders of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than voting stock held by the Specified Person with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price as defined by Maryland law and other conditions under Maryland law are satisfied.

A Maryland corporation may elect not to be governed by these provisions by having its board of directors exempt various Specified Persons, by including a provision in its charter expressly electing not to be governed by the applicable provision of Maryland law or by amending its existing charter with the approval of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than those held by any Specified Person. Our Charter does not include any provision opting out of these business combination provisions.

Control Share Acquisitions

The Maryland General Corporation Law also prevents, subject to exceptions, an acquirer who acquires sufficient shares to exercise specified percentages of voting power of a corporation from having any voting rights except to the extent approved by two-thirds of the votes entitled to be cast on the matter not including shares of stock owned by the acquiring person, any directors who are employees of the corporation and any officers of the corporation. These provisions are referred to as the control share acquisition statute.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted prior to the acquisition by a provision contained in the corporation’s charter or bylaws. Our bylaws include a provision exempting us from the restrictions of the control share acquisition statute, but this provision could be amended or rescinded either before or after a person acquired control shares. As a result, the control share acquisition statute could discourage offers to acquire our common stock and could increase the difficulty of completing an offer.

Board of Directors

The Maryland General Corporation Law provides that a Maryland corporation which is subject to the Exchange Act and has at least three outside directors (who are not affiliated with an acquirer of the company) under certain circumstances may elect by resolution of the board of directors or by amendment of its charter or bylaws to be subject to statutory corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under these provisions, a board of directors may divide itself into three separate classes without the vote of stockholders such that only one-third of the directors are elected each year. A board of directors classified in this manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing to be covered by the applicable statutory provisions and notwithstanding the corporation’s charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of directors,

•	provide that a director may be removed only by the vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or the death, removal or resignation of a director.

In addition, a director elected to fill a vacancy under these provisions serves for the balance of the unexpired term instead of until the next annual meeting of stockholders.  A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval.  Although a corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute, we have not adopted such a prohibition.  We have adopted a staggered board of directors with three separate classes in our charter and given the board the right to fix the number of directors, but we have not prohibited the amendment of these provisions.  The adoption of the staggered board may discourage offers to acquire our common stock and may increase the difficulty of completing an offer to acquire our stock.  If our Board chose to implement the statutory provisions, it could further discourage offers to acquire our common stock and could further increase the difficulty of completing an offer to acquire our common stock.

Effect of Certain Provisions of our Charter and Bylaws

In addition to the charter and bylaws provisions discussed above, certain other provisions of our bylaws may have the effect of impeding the acquisition of control of our company by means of a tender offer, proxy fight, open market purchases or otherwise in a transaction not approved by our Board of Directors. These provisions of bylaws are intended to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt, which our Board believes is otherwise unfair to our stockholders. These provisions, however, also could have the effect of delaying, deterring or preventing a change in control of our company.

Our bylaws provide that with respect to annual meetings of stockholders, (i) nominations of individuals for election to our Board of Directors and (ii) the proposal of business to be considered by stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board of Directors, or by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

Special meetings of stockholders may be called only by the chief executive officer, the board of directors or the secretary of our company (upon the written request of the holders of a majority of the shares entitled to vote).  At a special meeting of stockholders, the only business that may be conducted is the business specified in our notice of meeting.  With respect to nominations of persons for election to our Board of Directors, nominations may be made at a special meeting of stockholders only pursuant to our notice of meeting, by or at the direction of our Board of Directors, or if our Board of Directors has determined that directors will be elected at the special meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Disclosure of the SEC’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

The selling stockholder, and any of its pledgees, donees, transferees or other successors in interest, may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices, and may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions or discounts may be less than or in excess of those customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of supplementing or amending the list of selling stockholders to include the donee, pledgee, transferee or other successors in interest as a selling stockholder under this prospectus.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all legal, accounting, registration, printing and related fees and expenses incident to the registration of the shares of common stock being registered. We have agreed to indemnify the selling stockholder against all losses, claims, damages and liabilities, including liabilities under the Securities Act, in connection with any misrepresentation made by us in this prospectus.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

There can be no assurance that the selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

EXPERTS

The consolidated financial statements of India Globalization Capital, Inc. included in our annual report on Form 10-K for the fiscal year ended March 31, 2014, have been audited by AJSH & Co., independent registered public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference in this prospectus and elsewhere in the registration statement.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, as our counsel, will pass upon certain legal matters, including the legality of the shares of common stock offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.  The SEC’s Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Our Internet address is www.igcinc.us. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

•	Our annual report on Form 10-K for the fiscal year ended March 31, 2014;

•	Our quarterly reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014;

•
Our current reports on Form 8-K, filed with the SEC on April 3, 2014, June 5, 2014, June 10, 2014, July 3, 2014, August 28, 2014, September 15, 2014, December 23, 2014, February 4, 2015 and February 17, 2015, and current report on Form 8-K/A filed with the SEC on July 15, 2014;

•	Our preliminary proxy statement on Schedule 14A filed with the SEC on July 25, 2014;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on August 4, 2014;

•	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on March 7, 2006, and any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

India Globalization Capital, Inc.
4336 Montgomery Avenue
Bethesda, Maryland 20814
Attention: Mr. Ram Mukunda
President and Chief Executive Officer
 (301) 983-0998

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by India Globalization Capital, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in connection with the sale of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$88
Legal fees and expenses (1)	10,000
Accounting fees and expenses (1)	2,500
Transfer agent’s fees and expenses	1,000
Printing and related fees (1)	1,500
Miscellaneous expenses	500
Total expenses	$15,588

Item 15. Indemnification of Directors and Officers

Paragraph B of Article Tenth of our amended and restated certificate of incorporation provides as follows:

“The Corporation, to the full extent permitted by Section 2-418 of the MGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Article XI of our bylaws also provides for indemnification of our directors, officers, employees or agents for certain matters in accordance with Section 2-418 of the Maryland General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement on Form S-3.

Exhibit No.	Description

2.1
Purchase Agreement, dated as of December 18, 2014, by and between India Globalization Capital, Inc. and Apogee Financial Investments, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 23, 2014).

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on August 6, 2012).

3.2	By-laws (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-1, as amended, filed on February 14, 2006 (No. 333-124942)).

5.1*	Opinion of Olshan Frome Wolosky LLP, counsel to the registrant, as to the legality of the shares.

23.1*	Consent of AJSH & Co., independent registered public accounting firm.

23.2*	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page of the registration statement).
_____________________

Unless otherwise indicated, exhibits were previously filed.
*	Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes,

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability  under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No 1. to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 3rd day of March 2015.

INDIA GLOBALIZATION CAPITAL, INC.

By:	/s/ Ram Mukunda
Ram Mukunda
President and Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the  registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Ram Mukunda	President and Chief Executive Officer (principal	March 3 , 2015
Ram Mukunda	executive officer)
/s/ Richard Prins *	Chairman of the Board of Directors	March 3 , 2015
Richard Prins
/s/ John Clarke *	Interim Treasurer (principal financial and	March 3 , 2015
John Clarke	accounting officer)
/s/ Sudhakar Shenoy *	Director	March 3 , 2015
Sudhakar Shenoy

* By: Ram Mukunda	March 3, 2015
Ram Mukunda Attorney-in-Fact